United States securities and exchange commission logo





                           September 13, 2022

       Ryan Smith
       Chief Executive Officer
       U.S. Energy Corp.
       1616 S. Voss, Suite 725
       Houston, TX 77057

                                                        Re: U.S. Energy Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed September 2,
2022
                                                            File No. 333-267286

       Dear Mr. Smith:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Cheryl
Brown, Staff Attorney, at (202) 551-3905 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              David M. Loev